Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

ENVIRI II CORPORATION

This Certificate of Amendment (this “Certificate”) is being executed as of June 1, 2026, for the purpose of amending the Certificate of Incorporation of Enviri II Corporation, pursuant to Sections 242 of the Delaware General Corporation Law.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

(1)	Name. The name of the corporation is Enviri II Corporation (the “Corporation”).

(2)

Certificate of Incorporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 2025, as further amended by the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on May 29, 2026 (the “Certificate of Incorporation”).

(3)	Amendment. ARTICLE I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Section 1.1 Name. The name of the corporation is Enviri Corporation.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

(4)	Effective Date. This Certificate will become effective at 7:30 a.m., Eastern time, on June 2, 2026.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the day and year first above written.

Enviri II Corporation

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment of Enviri II Corporation]